                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                EAGLE HARDWARE & GARDEN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                         EAGLE HARDWARE & GARDEN, INC.

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             THURSDAY, MAY 29, 1997

                               ------------------

    Notice is hereby given that the Annual Meeting of Shareholders of EAGLE HARDWARE & GARDEN, INC. (the "Company") will be held at 9:00 a.m. Pacific Daylight Time on Thursday, May 29, 1997, at the SeaTac Marriott Hotel, 3201 South 176th Street, SeaTac, Washington 98188 for the following purposes:

    (1)ELECTION OF DIRECTORS:
       To elect two directors, each to serve a three-year term or until his successor is elected and qualified.

    (2)RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS:
       To ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending January 30, 1998.

    (3)OTHER BUSINESS:
       To transact such other business as may properly come before the meeting.

    The Board of Directors has fixed the close of business on April 18, 1997, as the Record Date for the determination of shareholders entitled to notice of and to vote at the 1997 Annual Meeting and any adjournments thereof.

                                          By Order of the Board of Directors

                                                      [SIG]

                                          Richard T. Takata
                                          PRESIDENT
Renton, Washington
April 28, 1997

                             YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. PROMPTLY RETURNING A SIGNED AND DATED PROXY WILL SAVE THE COMPANY THE EXTRA EXPENSE OF ADDITIONAL SOLICITATIONS. AN ADDRESSED, POSTAGE PAID ENVELOPE IS PROVIDED FOR THAT PURPOSE. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, AS THE PROXY IS REVOCABLE AT YOUR OPTION IN THE MANNER STATED IN THE ACCOMPANYING PROXY STATEMENT.

                         EAGLE HARDWARE & GARDEN, INC.

                              981 POWELL AVE. S.W.
                            RENTON, WASHINGTON 98055
                            ------------------------

                                PROXY STATEMENT
                               ------------------

                         INFORMATION REGARDING PROXIES

    This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Eagle Hardware & Garden, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at 9:00 a.m. Pacific Daylight Time on Thursday, May 29, 1997, at the SeaTac Marriott Hotel, 3201 South 176th Street, SeaTac, Washington 98188, and at any adjournment thereof (the "Annual Meeting"). Only shareholders of record on the books of the Company at the close of business on April 18, 1997 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting.

    It is anticipated that these proxy solicitation materials and a copy of the Company's 1996 Annual Report to Shareholders will be first sent to shareholders on or about April 28, 1997.

    If the accompanying form of proxy is properly executed and returned, and not revoked, the shares represented thereby will be voted in accordance with the instructions specified thereon. In the absence of instructions to the contrary, such shares will be voted for the proposals set forth therein. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to Steven M. Stenberg, Treasurer of the Company, by executing and delivering to the Company another proxy dated as of a later date or by voting in person at the Annual Meeting.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

    The only outstanding voting securities of the Company are shares of common stock (the "Common Stock"), each of which is entitled to one vote. As of the Record Date, there were 28,902,106 shares of Common Stock issued and outstanding. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the meeting.

    Under Washington law and the Company's Bylaws, if a quorum is present, (a) the two nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast for election of directors by shares present in person or represented by proxy at the meeting and entitled to vote shall be elected directors and (b) any other proposals, including the proposal to ratify the independent public accountants, will be approved if the affirmative votes cast in favor of the proposal exceed the votes cast opposing the action. Abstentions and broker non-votes will be considered represented at the Annual Meeting for the purpose of calculating a quorum and will have no effect on the election of directors. However, abstentions and broker non-votes will have the practical effect of votes "against" other proposals because each such abstention or broker non-vote represents one less vote in favor of such proposal.

    The Common Stock is traded on The Nasdaq National Market tier of the Nasdaq Stock Market. The last sale price for the Common Stock as reported by Nasdaq on April 18, 1997, was $19.8125 per share.

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of April 1, 1997, with respect to
(i) each shareholder known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each director of the Company; (iii) the Company's Chief Executive Officer and four other most highly compensated executive officers; and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                                  NUMBER OF SHARES
                                                                                    BENEFICIALLY      PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                                                OWNED             TOTAL
--------------------------------------------------------------------------------  -----------------  ---------------
David J. Heerensperger .........................................................      3,932,900             13.6%
 c/o Eagle Hardware & Garden, Inc.
 981 Powell Ave. S.W.
 Renton, Washington 98055
Richard T. Takata...............................................................        367,100(1)           1.3%
John P. Foucrier................................................................         60,000(2)          *
Dale W. Craker..................................................................         33,400(3)          *
Ronald P. Maccarone.............................................................         10,000(4)          *
Harlan D. Douglass..............................................................        816,592(5)           2.8%
Theodore M. Wight...............................................................         29,357(6)          *
Herman Sarkowsky................................................................        446,865(7)           1.5%
Ronald D. Crockett..............................................................        287,550(8)           1.0%
Chief Executive Officer and four other most highly compensated executive
 officers.......................................................................      4,403,400(9)          15.1%
All directors and executive officers as a group (13 persons)....................      6,084,964(10)         20.8%

------------------------
  * Less than 1%

 (1)Includes 11,900 shares held by Mr. Takata's two minor children. Also includes outstanding options to purchase 45,000 shares of Common Stock, which, by their terms, are exercisable within 60 days.

 (2)Represents outstanding options to purchase 60,000 shares of Common Stock, which, by their terms, are exercisable within 60 days.

 (3)Includes outstanding options to purchase 30,000 shares of Common Stock, which, by their terms, are exercisable within 60 days.

 (4)Represents outstanding options to purchase 10,000 shares of Common Stock, which, by their terms, are exercisable within 60 days.

 (5)Includes 112,000 shares of Common Stock owned by Harlan D. and Maxine H. Douglass and 6,000 shares of Common Stock owned by Stacey Douglass, Mr. Douglass' daughter. Beneficial ownership of the 6,000 shares of Common Stock owned of record by Stacey Douglass is disclaimed by Mr. Douglass. Also includes outstanding options to purchase 45,000 shares of Common Stock, which, by their terms, are exercisable within 60 days.

 (6)Includes outstanding options to purchase 15,000 shares of Common Stock, which, by their terms, are exercisable within 60 days.

 (7)Includes 241,365 shares of Common Stock owned of record by the Sarkowsky Family Limited Partnership, 4,000 shares held by Steven William Sarkowsky, 6,000 shares held by Faye Sarkowsky, 6,000 shares held by Cathy Ann Sarkowsky, 3,000 shares held by Fred Sarkowsky and 1,500 shares held by Leo Sarkowsky. Also includes outstanding options to purchase 45,000 shares of Common Stock, which by their terms are exercisable within 60 days. Mr. Sarkowsky disclaims beneficial ownership of the shares held by Steven William, Faye, Cathy Ann, Fred and Leo Sarkowsky.

 (8)Includes outstanding options to purchase 45,000 shares of Common Stock, which, by their terms, are exercisable within 60 days.

 (9)Includes shares owned by David J. Heerensperger, Richard T. Takata, John P. Foucrier, Dale W. Craker and Ronald P. Maccarone. See footnotes (1)-(4).

(10)Includes outstanding options to purchase 416,000 shares of Common Stock, which, by their terms, are exercisable within 60 days.

                             ELECTION OF DIRECTORS

    The Company's Board of Directors is currently composed of six members. Two directors will be elected at the Annual Meeting to serve for a three-year period and until their respective successors are elected and qualified. The Board of Directors has nominated to serve as directors Richard T. Takata and Theodore M. Wight, both of whom are currently members of the Board of Directors. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the above-named nominees with the terms as set forth above. Although the Board of Directors anticipates that each of the nominees will be available to serve as directors of the Company, should either or both of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

    The directors of the Company are divided, as equally as possible, into three classes, designated Class I, Class II and Class III. At each annual meeting of shareholders, successors of the class of directors whose term expires at that annual meeting are elected for a three-year term. If the number of directors is changed, any increase or decrease is to be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

    Information concerning each of the Company's directors is set forth below. Nominees for director are marked with an asterisk (*). Beneficial ownership of the Company's shares is detailed under the caption "Voting Securities and Principal Holders."

    David J. Heerensperger, 60, was appointed Chairman in January 1992 and has been Chief Executive Officer of the Company since its inception. His term as director expires in 1998. From November 1989 to January 1992, Mr. Heerensperger also served as the Company's President. Mr. Heerensperger's retail hardware, home and garden sales career began in 1954 with T&T Electric in Longview, Washington. He founded Eagle Electric and Plumbing, Inc. in Spokane, Washington, in 1959. In 1969, Eagle Electric and Plumbing merged with another chain to form Pay 'N Pak, and, in 1970, Mr. Heerensperger became Pay 'N Pak's Chairman and Chief Executive Officer. In 1987 and 1988, Mr. Heerensperger and other members of management, together with Citicorp Venture Capital, participated in a leveraged buyout of Pay 'N Pak in response to a hostile takeover attempt. At the end of July 1989, Mr. Heerensperger retired from Pay 'N Pak, and in November 1989 he founded the Company.

    Richard T. Takata,* 47, was appointed President, Chief Operating Officer and a director of the Company in January 1992. From September 1991 to January 1992, Mr. Takata was the President of Worldwide Consumer Products, Ltd., a sole proprietorship engaged in marketing consulting and the sale of consumer products. Mr. Takata was employed by Pay 'N Pak from 1986 to 1991, serving as Executive Vice President from March 1988 to August 1991, and as Senior Vice President -- Merchandising from July 1986 to March 1988.

    Ronald D. Crockett, 57, has been a director of the Company since July 1991. His term expires in 1999. Since October 1992, Mr. Crockett has been President and the General Partner of Emerald Downs, a thoroughbred racetrack company which commenced operations in June 1996. In 1970, Mr. Crockett founded Tramco, a commercial aircraft overhaul company which was acquired by B.F. Goodrich Corporation in 1988. From 1970 to March 1995, he served as the Board Chairman and Chief Executive Officer of Tramco, and its successor entity, B.F.G. Corporation.

    Harlan D. Douglass, 60, has been a director of the Company since March 1990. His term as director expires in 1998. Mr. Douglass is the President of Harlan D. Douglass, Inc., a private building and real estate development company. Mr. Douglass has served as a director of The Bank of Spokane, Spider Corporation, First American Title of Spokane and currently serves on the board of directors of Inland Northwest Bank, a regional bank.

    Herman Sarkowsky, 71, has been a director of the Company since June 1990. His term expires in 1999. Mr. Sarkowsky is President of Sarkowsky Investment Corp., a private investment company, and is a real estate developer, private investor and philanthropist. He served as a director of Egghead, Inc., a retail software distributor, from June 1984 to September 1993 and Medco Containment Services, Inc., a mail-order prescription business, until it was acquired by Merck Drug Company in November 1993. Mr. Sarkowsky currently serves on the board of directors of Synetic, Inc., a manufacturer of plastic products, Hollywood Park Operating Company, an operator of a thoroughbred racetrack in Inglewood, California, and Seattle First National Bank, a subsidiary of Bank of America.

    Theodore M. Wight,* 54, has been a director of the Company since June 1990. Since 1983, Mr. Wight has been a general partner of the general partner of Walden Investors. He is also a general partner of the general partner of Pacific Northwest Partners, SBIC, L.P. Both entities are venture capital partnerships. Mr. Wight also serves as a director of RehabCare Corporation, an acute rehabilitation services company and Interlinq Software Corporation, a developer and marketer of residential mortgage loan software, and a number of private companies.

    The following provides information regarding executive officers that are not directors of the Company.

    Dale W. Craker, 49, was appointed Executive Vice President -- Operations in January 1995. In this position, he is responsible for all store operations, including personnel training. Mr. Craker had previously been Vice President -- Store Operations of the Company since May 1992. From October 1991 to May 1992, Mr. Craker was employed in the corporate buying department and was involved in the implementation of certain aspects of the Company's Management Information System. Mr. Craker began his retail hardware career at Pay 'N Pak in 1970 and served in positions of increasing responsibility with that company until August 1991, most recently as District Manager of its southwestern Washington and Alaska stores.

    Larry E. Elliott, 50, was appointed Executive Vice President -- Merchandising in January 1996. In this position, he is responsible for all of the Company's buying and merchandising activities. Mr. Elliott had previously been the Hardware Buyer of the Company since November 1993. Mr. Elliott joined the Company as a Sales Manager in November 1992. Prior to working for the Company, Mr. Elliott was employed for 20 years as a Buyer for Pay 'N Pak.

    John P. Foucrier, 55, was appointed Executive Vice President -- Administration and Human Resources in January 1995. In this position, he is responsible for the Company's training, loss prevention and human resources and other administrative functions. Mr. Foucrier had previously been Executive Vice President -- Operations of the Company since March 1992. Prior to joining the Company, Mr. Foucrier was Senior Vice President -- Operations and Administration at Pay 'N Pak from August 1991 to January 1992, and Senior Vice President -- Administration and Human Resources at that company from February 1990 to August 1991.

    Ronald P. Maccarone, 48, was appointed Executive Vice President -- Finance and Chief Financial Officer in August 1995. In this position, he is responsible for all financial activity of the Company. Prior to joining the Company, Mr. Maccarone was Senior Vice President -- Chief Financial Officer of KIDSource, Inc. from December 1993 to January 1995. Mr. Maccarone began his retail hardware career at Builders Emporium in 1970 and served in positions of increasing responsibility with that company until January 1993, most recently as Senior Vice President -- Chief Financial Officer.

    Robert M. Cleveland, 66, was appointed Vice President -- Marketing in August 1990. He had been the Company's Advertising Director since June 1990. Mr. Cleveland is responsible for the Company's marketing department as well as its public relations activities. He has owned and operated advertising agencies in Spokane, Los Angeles and Seattle during the past 25 years.

    Calvin E. Karbowski, 59, was appointed Vice President -- Distribution in August 1991. Mr. Karbowski had been the Company's Warehouse Manager since August 1990. From 1980 to July 1990, Mr. Karbowski was Vice President -- Distribution and Traffic of Pay 'N Pak.

    George E. Smith, 61, was appointed Vice President -- Training in November 1991. Mr. Smith had been the Company's Training Director since January 1991. From June 1983 to August 1990, Mr. Smith was Vice President -- Training of Pay 'N Pak.

    Seven of the Company's nine executive officers were previously employed by Pay 'N Pak. On September 21, 1991, Pay 'N Pak filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. In June 1992, Pay 'N Pak requested a hearing before the United States Bankruptcy Court for approval of an orderly liquidation of all its retail stores and other assets. In addition, Pay 'N Pak requested the approval of a settlement with its major secured lenders. Both requests were approved, and substantially all of the Pay 'N Pak assets have been sold at auction or otherwise.

BOARD AND COMMITTEE MEETINGS

    During the fiscal year ended January 31, 1997, there were two meetings and four actions by consent in lieu of a meeting of the Board of Directors. Each of the incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which they served. The Board of Directors does not have a standing Nominating Committee, but does have a standing Audit Committee and Compensation Committee.

    The Audit Committee consists of Messrs. Crockett, Douglass and Wight. Under the terms of its charter, the Audit Committee has been granted adequate resources and authority to approve the Company's independent auditors, assess audit scope, assess the risk of fraudulent financial reporting, oversee the periodic financial reporting process, communicate with the Company's chief accounting officer, review all second opinions on significant accounting issues and oversee the Company's business ethics. The Audit Committee met four times during the fiscal year ended January 31, 1997.

    The Compensation Committee consists of Messrs. Sarkowsky and Wight. The Compensation Committee determines the base salary of the Company's Chief Executive Officer, reviews and approves the salaries of the Company's other executive officers and administers certain of the Company's compensation plans. The Compensation Committee met one time during the fiscal year ended January 31, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors, certain officers and greater-than-10% shareholders ("Reporting Persons") of all publicly-held companies to file certain reports ("Section 16 Reports") with respect to beneficial ownership of such companies' equity securities.

    Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to fiscal 1996 have been complied with on a timely basis, except for David J. Heerensperger, Paul B. Morris, Ronald D. Crockett, Harlan D. Douglass, Herman Sarkowsky and Theodore M. Wight. A Form 5 was filed for Mr. Heerensperger to report a gift transaction occurring in November 1996. A Form 5 was filed for Mr. Morris concerning a stock option exercise occurring in January 1997. A Form 5 was filed for Messrs. Crockett, Douglass and Wight concerning stock option grants in May

1996. A Form 4 was filed in February 1997 for Mr. Sarkowsky's stock option grant occurring in May 1996. Mr. Crockett's August 1996 Form 4 filing concerning transactions in July 1996 was delinquent by three weeks.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation for services rendered during fiscal years 1996, 1995 and 1994 for Eagle Hardware's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose fiscal 1996 salary and bonus exceeded $100,000:

SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                                                                AWARDS
                                                             ANNUAL COMPENSATION             -------------
                                                   ----------------------------------------   SECURITIES
                                         FISCAL                              OTHER ANNUAL     UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR       SALARY       BONUS    COMPENSATION (1)     OPTIONS     COMPENSATION (2)
--------------------------------------  ---------  -----------  ---------  ----------------  -------------  -----------------
David J. Heerensperger ...............       1996  $   358,784  $  98,305     $   15,738          --            $   3,500
 Chairman and CEO                            1995  $   330,354  $  51,177     $    3,727          --            $   3,500
                                             1994  $   324,820  $  37,250     $    3,139          --               --

Richard T. Takata ....................       1996  $   225,644  $  81,920     $    3,013          100,000       $   3,500
 President and COO                           1995  $   206,118  $  42,646     $    4,505          --            $   3,500
                                             1994  $   185,829  $  31,062     $    6,687          --               --

John P. Foucrier .....................       1996  $   135,374  $  65,536     $    2,311          --            $   3,500
 EVP -- Administration and Human             1995  $   127,408  $  34,154     $    1,087          --            $   3,500
 Resources                                   1994  $   123,023  $  26,446     $    7,072          --               --

Dale W. Craker .......................       1996  $   162,096  $  65,536     $    1,064           20,000       $   3,500
 EVP -- Operations                           1995  $    95,097  $  33,907     $    2,785          --            $   3,500
                                             1994  $    91,869  $  20,237     $    1,227          --               --

Ronald P. Maccarone ..................       1996  $   162,809  $  65,536     $   26,015          --               --
 EVP -- Finance (3)                          1995  $    79,275  $  12,782     $    1,731           50,000          --

------------------------
(1) These amounts include Company contributions to the Eagle Hardware & Garden, Inc. Executive Insurance Plan. For Mr. Maccarone, this amount also includes reimbursement for moving expenses.

(2) These amounts represent Company contributions to the Eagle Hardware & Garden, Inc. Employee Stock Ownership Plan.

(3) Mr. Maccarone was appointed Executive Vice President -- Finance and Chief Financial Officer in August 1995. The salary shown for fiscal 1995 is for a partial year of employment.

    The Company has a stock option plan pursuant to which options to purchase Common Stock may be granted to officers and other employees of the Company. Subject to compliance with certain Securities and Exchange Commission requirements, the Company's stock option plan is administered by a committee of the Board of Directors. Options generally vest over a five-year period, are granted at fair market value and are exercisable for ten years. Vested options may be exercised for a period of 90 days following termination of employment or contractual relationship and for one year following death or disability.

    The following table shows stock option grants in fiscal 1996 to the named executive officers of the Company:

OPTION GRANTS IN LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE VALUE
                                        ---------------------------------------------------------   AT ASSUMED ANNUAL RATES OF
                                                     PERCENT OF TOTAL                              STOCK PRICE APPRECIATION FOR
                                         NUMBER OF    OPTIONS GRANTED   EXERCISE BASE                    OPTION TERM (1)
                                          OPTIONS     TO EMPLOYEES IN     PRICE PER    EXPIRATION  ----------------------------
NAME                                    GRANTED (2)     FISCAL YEAR         SHARE         DATE          5%             10%
--------------------------------------  -----------  -----------------  -------------  ----------  -------------  -------------
David J. Heerensperger................      --              --               --            --           --             --
Richard T. Takata.....................      100,000            25%        $   17.25      8/14/06      $1,084,843     $2,749,206
John P. Foucrier......................      --              --               --            --           --             --
Dale W. Craker........................       20,000             5%        $   17.25      8/14/06        $216,969       $549,841
Ronald P. Maccarone...................      --              --               --            --           --             --

------------------------
(1) Potential realizable value is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements of the Securities and Exchange Commission (the "Commission") and do not reflect the Company's estimate of future stock price performance.

(2) Subject to compliance with certain Commission requirements, the Company's stock option plan is administered by a committee of the Board of Directors, which determines to whom options are granted and the number of shares, vesting schedule and exercise price of each option. Options generally vest over a five-year period, are granted at fair market value and are exercisable for ten years. Vested options may be exercised for a period of 90 days following termination of employment or contractual relationship and for one year following death or disability.

    The following table shows stock option exercises in fiscal 1996 by the named executive officers of the Company, and the year-end value of unexercised options:

OPTION EXERCISES AND FISCAL YEAR-END VALUE

                                                                                 NUMBER OF        VALUE OF UNEXERCISED
                                                                            UNEXERCISED OPTIONS  IN- THE-MONEY OPTIONS
                                                                            AT FISCAL YEAR-END     AT FISCAL YEAR-END
                                                                            -------------------  ----------------------
                                     NUMBER OF SHARES      VALUE REALIZED      EXERCISABLE/           EXERCISABLE/
NAME                               ACQUIRED ON EXERCISE         (1)            UNEXERCISABLE       UNEXERCISABLE (2)
---------------------------------  ---------------------  ----------------  -------------------  ----------------------
David J. Heerensperger...........           --               $   --                        0/0                   $0/$0
Richard T. Takata................            5,000           $   88,271         45,000/100,000    $   710,626/$187,500
John P. Foucrier.................           --               $   --              45,000/15,000    $   620,626/$206,875
Dale W. Craker...................           --               $   --              24,000/26,000    $   298,999/$112,249
Ronald P. Maccarone..............           --               $   --              10,000/40,000    $   121,250/$485,000

------------------------
(1) This amount equals the number of shares of Common Stock purchased multiplied by the difference between the per share exercise price of the option and the closing sale price per share of Common Stock on the date of exercise. The amount shown is before deductions for income taxes.

(2) This amount is the aggregate number of the outstanding options multiplied by the difference between the closing price of the Common Stock reported on The Nasdaq National Market tier of the Nasdaq Stock Market on January 31, 1997 and the exercise price of such options.

COMPENSATION OF DIRECTORS

    Non-employee directors of the Company receive annual directors' fees of $24,000 and are reimbursed for reasonable expenses incurred for travel to Board of Directors and related committee meetings. All of the non-employee directors participate in the Directors' Nonqualified Stock Option Plan. Under the terms of this plan, non-employee directors of the Company receive annual grants of 5,000 options to purchase Common Stock at a price equal to the fair market value on the date of grant.

REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (composed entirely of non-employee directors) reviews and approves executive officer salaries and administers certain of the Company's compensation plans. The Compensation Committee believes that the compensation of executive officers should be substantially related to the performance of the Company. Performance includes objective considerations such as the number of new store openings, sales levels of stores and the overall profitability of the Company, as well as subjective considerations, including extenuating circumstances such as new competition and the Company's market saturation strategy.

    Because the Company has not had the resources of larger companies, salary levels of executives, including that of the Chief Executive Officer, have been set at lower than market levels. Salaries have been increased as the Company's store base has expanded, which has increased the revenues available to cover general and administrative costs. During fiscal 1996, the Company's sales increased 24% and net income increased 92%, while executive salaries were increased an average of 9%, at the recommendation of the Company's Chief Executive Officer.

    The Company's bonus plan was established by the Board of Directors. The Compensation Committee has reviewed and discussed the plan, and believes it continues to fulfill its original goals. The plan grants a specified percentage of the Company's pretax earnings to a number of the Company's top and middle level executives, including 0.30% to the Chief Executive Officer.

    Stock options have been granted to the Company's executive officers, other than its Chief Executive Officer, in order to provide stock performance incentives and align the officers' interests with those of the Company's shareholders. Because the Chief Executive Officer owns a significant number of the Company's outstanding shares, he has not been granted any stock options to date.

                Theodore M. Wight                Herman Sarkowsky

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Herman Sarkowsky and Theodore M. Wight currently comprise the Compensation Committee of the Board of Directors. During fiscal 1996, however, the Company's Chairman and Chief Executive Officer, David J. Heerensperger, made recommendations to the Compensation Committee as to the compensation to be paid to each executive officer other than himself. These recommendations were adopted by the Compensation Committee. The Compensation Committee determined Mr. Heerensperger's compensation.

    A number of the Company's directors have engaged in certain transactions with the Company which are described under the caption "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company leases eight stores and a warehouse/distribution center from directors or entities with whom directors are affiliated. Rental payments for these stores are based on formulas derived from the final project costs and are subject to adjustments based on predetermined multipliers or formulas derived from the Consumer Price Index. The following table summarizes certain information about the commitments and rental payments pertaining to these leases.

                                                                      MINIMUM
                                                     FISCAL YEAR     AGGREGATE       PERCENTAGE      FISCAL 1996
      LOCATION                   LESSOR                OPENED        COMMITMENT    RENT THRESHOLD  RENTAL PAYMENTS
--------------------  ----------------------------  -------------  --------------  --------------  ---------------
Spokane, WA           Harlan D. Douglass                   1990    $   26,900,000  $   24,000,000   $   1,191,000
Federal Way, WA       R&B Development                      1992    $   26,800,000  $   38,500,000   $   1,087,000
Anchorage, AK         RBH Ventures                         1992    $   35,100,000  $   50,000,000   $   1,428,000
Kennewick, WA         Harlan D. Douglass                   1993    $   14,000,000  $   24,000,000   $     863,000
Puyallup, WA          Harlan D. Douglass                   1993    $   21,600,000  $   38,500,000   $   1,095,000
Everett, WA           RBH Ventures                         1993    $   32,300,000  $   38,500,000   $   1,466,000
Auburn, WA (1)        West Valley 29 Partners              1993    $    8,100,000       N/A         $     819,000
Medford, OR           Harlan D. Douglass                   1994    $   16,900,000  $   28,000,000   $     862,000
Billings, MT          Harlan D. Douglass                   1994    $   14,000,000  $   24,000,000   $     710,000

------------------------
(1) Warehouse/distribution center

    The Minimum Aggregate Commitment represents the dollar amount to be paid by the Company over the initial term of the lease as of the commencement of the lease. The Percentage Rent Threshold represents the level of sales above which the Company is required to pay percentage rent. Percentage rent on the above leases is paid at a rate of 2% of sales in excess of the threshold.

    R&B Development is a corporation of which Ronald D. Crockett, a director and shareholder of the Company, is a director and 50% shareholder. RBH Ventures is a partnership in which Mr. Crockett and Herman Sarkowsky, also a director and shareholder of the Company, each indirectly hold a one-third interest. West Valley 29 Partners is an entity in which Mr. Crockett indirectly holds a 40% interest.

    The foregoing transactions have been approved by the disinterested members of the Company's Board of Directors. Among other factors, the Board considered the analyses of an independent appraiser retained by the Company to review the fairness of the rental rates. The Company believes these transactions were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

    The Company will likely enter into transactions in the future with its directors or shareholders for the construction of its stores and other facilities. Any future transactions between the Company and its officers, directors or affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties, and will be approved by a majority of the disinterested directors or by a majority of the shareholders of the Company.

    Pace International, a corporation of which Herman Sarkowsky, a director and shareholder of the Company, is the majority shareholder, sold inventory valued at $2,383,000 to the Company in 1996. The Company believes these transactions were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

    During fiscal 1996, the Company had an arrangement with David J. Heerensperger pursuant to which his personal seven-passenger airplane (a Hawker HS125-700) was rented by the Company for corporate purposes at a rate of $1,990 per hour, plus applicable taxes and expenses. The arrangement, which was on a month-to-month basis with no minimum rental required, was approved by the disinterested members of the Company's Board of Directors. The Company made rental payments of approximately $797,000 under this arrangement during fiscal 1996.

   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG EAGLE HARDWARE & GARDEN, INC.
                S&P SMALLCAP 600 INDEX AND PEER GROUP INDEX (1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           EAGLE HARDWARE & GARDEN, INC.    PEER GROUP    S&P SMALLCAP 600
7/16/92                              $100          $100                $100
1/29/93                               215           135                 125
1/28/94                               140           125                 148
1/27/95                                80           148                 135
1/26/96                                84           134                 179
1/31/97                               191           150                 220

(1) The above comparison assumes $100 invested in the Company's Common Stock, the S&P SmallCap 600 Index (the "S&P Index") and the STAR Services Peer Group Index ("Peer Group Index") on July 16, 1992, which represents the first day the Company's stock was publicly traded. The Peer Group Index includes the Company, D.I.Y. Home Warehouse, Inc., Hechinger Company, The Home Depot, Inc., Lowe's Companies, Inc., National Home Centers, Inc., Payless Cashways, Inc. and Waban Inc. (parent of HomeBase). Ernst Home Center, Inc. was excluded from the Peer Group Index in the current year because it filed for Chapter 7 bankruptcy and liquidated its remaining stores during the Company's fiscal year. Orchard Supply Hardware Stores Corporation was excluded from the Peer Group Index in the current year because it was acquired by Sears, Roebuck and Co., during the Company's fiscal year.

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Company has selected Ernst & Young LLP to continue as its independent public accountants for the fiscal year ending January 30, 1998. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and have the opportunity to make a statement if they so desire and to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY.

                                 OTHER BUSINESS

    Management knows of no other business which will be presented for action at the Annual Meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

                         SHAREHOLDER PROPOSALS FOR THE
                      1998 ANNUAL MEETING OF SHAREHOLDERS

    In order to be eligible for inclusion in the proxy materials of the Company for the 1998 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received no later than January 1, 1998. Such proposals must be mailed to the Company's main office at 981 Powell Ave. S.W., Renton, WA 98055, Attn.: Steven M. Stenberg, Treasurer. Any such proposal shall be subject to the requirements of the proxy rules under the Exchange Act.

                            SOLICITATION OF PROXIES

    This solicitation is made on behalf of the Board of Directors of the Company. Proxies may be solicited by officers, directors and employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company may engage an outside proxy solicitation firm to render proxy solicitation services and, if so, will pay a fee for such services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph or messenger.

    The Company may pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

                                          By Order of the Board of Directors

                                                      [SIG]

                                          Richard T. Takata
                                          PRESIDENT
Renton, Washington
April 28, 1997

PROXY CARD

                        EAGLE HARDWARE & GARDEN, INC.
                ANNUAL MEETING OF SHAREHOLDERS - MAY 29, 1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Richard T. Takata and David J. Heerensperger, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of Eagle Hardware & Garden, Inc. held of record by the undersigned on April 18, 1997, at the annual meeting of shareholders to be held on May 29, 1997, or at any adjournment thereof.




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                             FOLD AND DETACH HERE

                                                             Please mark   / X /
                                                              your votes
                                                           as indicated in
                                                             this example

                                       WITHHOLD
                                       AUTHORITY
1. Election of Directors.               to vote
                            FOR ALL     FOR ALL
                            Nominees   Nominees
                             listed     listed
Richard T. Takata           /     /    /     /
Theodore M. Wight

(Instruction: To withhold authority to vote for any individual nominees, write that nominee's name in the space provided below.)


-------------------------------------------

                                                    FOR      AGAINST     ABSTAIN
2. To ratify the selection of Ernst & Young,      /     /    /     /     /     /
   LLP as the Company's independent
   accountants for the fiscal year ending
   January 30, 1998.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

The undersigned hereby revokes any Proxy or Proxies heretofore given for such shares and ratifies all that the above named Proxies or their substitutes may lawfully do by virtue hereof.

Please sign your name below exactly how it appears on this mailing. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated                             , 1997
     -----------------------------

---------------------------------------
Signature

---------------------------------------
Signature


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


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